Exhibit 99.1

TIGERLOGIC CORPORATION ANNOUNCES SALE OF POSTANO BUSINESS

The Company Intends to Pursue Sale of Omnis Business and Dissolve

PORTLAND, OR. — February 18, 2016

TigerLogic Corporation (OTCQX: TIGR) today announced it has reached a definitive agreement to sell its assets associated with its Postano business to Sprinklr, Inc., the world’s most complete enterprise social technology company. The sale has been approved by the Company’s Board of Directors and a majority of its stockholders. The sale is subject to customary closing conditions, including the distribution of an Information Statement on Schedule 14C to non-consenting shareholders. The transaction is expected to close in March 2016.

Postano, a leading social visualization platform, enables brands to find, curate, and analyze the best social fan content and publish it as stunning visualizations across web, mobile, and live screen displays for industries such as sports, retail, and events. Postano’s technology will enhance Sprinklr’s Command Center and other display capabilities, allowing brands to better interpret and share data across their organization, while also giving them greater creativity and scale in the execution of visual experiences online and offline.

“We live in an age of empowered and connected customers where a brand’s ability to deliver great experiences matters more than anything. Too many companies think about those experiences in either online or offline terms, but the ‘divide’ between the two is imaginary in the minds of customers,” said Ragy Thomas, CEO & Founder, Sprinklr. “Postano’s technology and creativity will elevate Sprinklr’s visualization capabilities, letting brands see the voice of their customers more clearly and giving them the ability to provide more immersive visual experiences — from stores to stadiums.”

TigerLogic is also pursuing the sale of its assets associated with its Omnis business, and intends to consummate such a sale as soon as possible following the consummation of the sale of the Postano assets. The Company has begun preliminary negotiations with an unaffiliated third party regarding the potential sale of the Omnis business, but has not yet reached a definitive agreement.

Once the sale of the Omnis business is complete, the Company plans to file a certificate of dissolution with the Secretary of State for the State of Delaware, and to proceed to wind up its business and liquidate its assets to stockholders. No specific timeframe for the completion of these actions has been established, and the record date for any such distribution has not been determined.

“We believe selling Postano and Omnis and subsequently winding down TigerLogic is in the best interest of our stockholders based on our losses from operations, accumulated deficit, and limited cash available to fund future operations,” said Roger Rowe, acting Chief Executive Officer and Chief Financial Officer of TigerLogic. “We are striving to complete the sale of Omnis and our other remaining assets in a timely and efficient manner.”

About TigerLogic Corporation

TigerLogic Corporation (OTCQX: TIGR) is a global provider in engagement solutions, including Omnis, a mobile development platform, and Postano, a social media aggregation and display platform. For more information about TigerLogic and its products visit http://www.tigerlogic.com.

D.A. Davidson & Co. served as the exclusive financial advisor to TigerLogic Corporation in its sale of the Postano business.

About Postano

Postano is a real-time, visual marketing platform that finds and curates the best social fan content and publishes that content as stunning visualizations across web, mobile and live screen displays for industries such as sports, retail, events and beyond. The platform helps customers engage and strengthen their social channels, including on Facebook, Twitter, Instagram, Vine, Tumblr, Vimeo, Google+, Flickr, Foursquare, Youtube, Weibo and RSS feeds. Postano, which is TigerLogic Corporation’s flagship product, is based in Portland, Ore. For more information about Postano, visit www.postano.com.

About Sprinklr

Sprinklr is the world’s most complete enterprise social technology, purpose-built for large companies to drive business outcomes and manage customer experiences across all touch points. Sprinklr’s fully integrated social experience management software powers more than four billion social connections across 77 countries. Headquartered in New York City with more than 1,000 employees globally, Sprinklr is revolutionizing customer engagement for more than 1,000 of Fortune’s top enterprise brands, including IHG, Intel, Microsoft, Samsung, and Virgin America, and partners like Deloitte Digital, Accenture, Havas, and Razorfish. For more information, visit sprinklr.com or tweet us at @sprinklr.

Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including statements about TigerLogic’s plans for the  sale of its assets associated with the Postano business, the sale of its Omnis business, the winding up and ultimate dissolution of the Company, and the distribution of assets to stockholders.  Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the success of TigerLogic’s strategic alternatives process, the ability to consummate the sale of the Postano assets as contemplated, the ability to complete the sale of the Omnis business on reasonable terms, or at all, the costs to wind up the affairs of the Company, and other risks and uncertainties.  Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to TigerLogic’s most recent reports on Form 10-K and Form 10-Q, for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.

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TigerLogic, Postano, and Omnis are trademarks of TigerLogic Corporation.  All other trademarks and registered trademarks are properties of their respective owners.

Contacts:

TigerLogic Corporation

Roger Rowe, 503 488-6988

roger.rowe@tigerlogic.com

Sprinklr, Inc.

Julia Bass, 917 445-3423

jbass@sprinklr.com